AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                         INTERNATIONAL BON VOYAGE, INC.

         Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the "Act"), the undersigned corporation hereby amends and restates its Articles of Incorporation.

                                    ARTICLE I

         The name of this corporation shall be:

                    UNIVERSAL BEVERAGES HOLDINGS CORPORATION

         The principal office of the corporation is located at:

                         7563 Philips Highway, Suite 110
                           Jacksonville, Florida 32256

                                   ARTICLE II

         This corporation may engage in any activity or business permitted under the laws of the State of Florida, and shall enjoy all the rights and privileges of a corporation granted by the laws of the State of Florida.

                                   ARTICLE III

         The aggregate number of shares of all classes of capital stock which this corporation shall have authority to issue is Fifty Million (50,000,000), consisting of (i) Thirty Million (30,000,000) shares of common stock, par value $.001 per share (the "Common Stock"), and (ii) Twenty Million (20,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock").

         The designations and the preferences, limitations and relative rights of the Preferred Stock and the Common Stock of the corporation are as follows:

         A.       Provisions Relating to the Preferred Stock.
                  ------------------------------------------

                  1. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and

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rights, and qualifications, limitations and restrictions thereof as are stated
and expressed herein and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors as hereinafter prescribed.

                  2. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                           a. whether or not the class or series is to have
voting rights, fall or limited, or is to be without voting rights;

                           b. the number of shares to constitute the class or
series and the designations thereof;

                           c. the preferences and relative, participating,
optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                           d. whether or not the shares of any class or series
shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                           e. whether or not the shares of a class or series
shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds shall be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                           f. the dividend rate, if any, whether any such
dividends are payable in cash, stock of the corporation or other property, the conditions upon which and the times when any such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

                           g. the preferences, if any, and the amounts thereof
which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the corporation;

                           h. whether or not the shares of any class or series
shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation and the conversion price, ratio or rate at

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which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                           i. such other special rights and protective
provisions with respect to any class or series as the Board of Directors may deem advisable and in the best interests of the corporation.

                  The shares of each class or series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

         B.       Provisions Relating to the Common Stock.
                  ---------------------------------------

                  1. Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as herein above provided, all rights to vote and all voting power shall be vested exclusively in the holders of Common Stock.

                  2. Subject to the rights of the holders of the Preferred Stock, the holders of Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

                  3. Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

         C.       General Provisions.
                  ------------------

                  1. Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as hereinabove provided, cumulative voting by any shareholder is hereby expressly denied.

                  2. No shareholder of this corporation shall have, by reason of its holding shares of any class or series of stock of the corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this corporation now or hereafter

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authorized, and any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

                                   ARTICLE IV

         The corporation is to have perpetual existence.

                                    ARTICLE V

         The corporation shall hold a special meeting of shareholders only:

                  (1) On call of the board of directors or persons authorized to do so by the corporation's bylaws; or

                  (2) If the holders of not less than 50 percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

                                   ARTICLE VI

         The Board of Directors of the corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the corporation's bylaws. The number of directors constituting the initial Board of Directors is four (4), and the names and addresses of the members of the Board of Directors, who are to serve as the corporation's directors until their successors are duly elected and qualified are:

                  Jonathan O. Moore
                  52 Fisherman's Cove
                  Ponte Vedra Beach, FL 32082

                  Cydelle Mendius
                  533 Quail Point Lane
                  Ponte Vedra Beach, FL 32082

                  Jay D. Marsh
                  5509 Acacia Court
                  Crystal Lake, IL 60012-1899

                  Earl T. Smith
                  700 Plaza One

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                  Box 9600
                  Amarillo, TX 79105

                                   ARTICLE VII

         The corporation hereby designates, as its Registered Agent, and as its Resident Agent to accept service of process within the State:

                  Stewart A. Merkin
                  444 Brickell Avenue, Suite 300
                  Miami, Florida 33131

                                  ARTICLE VIII

         The following indemnification provisions shall be deemed to be contractual in nature and not subject to retroactive removal or reduction by amendment.

         A. This corporation shall indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that he/she is or was serving at the request of this corporation as a director or officer or member of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, including any appeal thereof, if he/she acted in good faith or in a manner he/she reasonably believed to be in, or not opposed to, the best interests of this corporation, and with respect to any criminal action or proceeding, if he/she had no reasonable cause to believe his/her conduct was unlawful. However, with respect to any action by or in the right of this corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his/her duty to the corporation unless, and only to the extent that, the court in which such action or suit was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all the circumstances of the case. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or in a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the party did not meet the applicable standard of conduct. Indemnification hereunder may be paid by the corporation in advance of the final disposition of any action, suit or proceeding, of a preliminary determination that the director, officer, employee or agent met the applicable standard of conduct.

         B. The corporation shall also indemnify any director or officer who has been successful on the merits or otherwise, in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, against all expenses, including attorneys' fees, actually and reasonably incurred by him/her in connection therewith, without the necessity of an independent determination that such director or officer met any appropriate standard of conduct.

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         C. The indemnification provided for herein shall continue as to any person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such persons.

         D. In addition to the indemnification provided for herein, the corporation shall have power to make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any resolution or agreement duly adopted by the Board of Directors, or duly authorized by a majority of the shareholders.

                                   ARTICLE IX

         In furtherance, and not in limitation, of the powers conferred by the laws of the State of Florida, the Board of Directors is expressly authorized:

         A. To make, alter, amend, and repeal the By-laws of the corporation, subject to the power of the holders of stock having voting power to alter, amend, or repeal the By-Laws made by the Board of Directors.

         B. To determine and fix the value of any property to be acquired by the corporation and to issue and pay in exchange therefore, stock of the corporation; and the judgment of the directors in determining such value shall be conclusive.

         IN WITNESS WHEREOF, the undersigned, being the President of the corporation, has executed these Amended and Restated Articles of Incorporation of International Bon Voyage, Inc. this 9th day of March, 1998.

                                                   /s/ Isabel J. Cantera
                                                   ---------------------
                                                   Isabel J. Cantera, President

         The foregoing Amended and Restated Articles of Incorporation were adopted by all of the Directors of the corporation on February 27, 1998 and by the Shareholders of the corporation, on February 27, 1998 and the number of votes cast being sufficient for approval, and in the manner prescribed by
Section 607.1003 of the Act.

                  ACCEPTANCE OF APPOINTMENT OF REGISTERED AGENT

         Having been named to accept service of process for the above-stated corporation, at the place designated, I hereby accept to act ' in this capacity, and agree to comply with the provisions of Section 48.091, Florida Statutes, relative to keeping open said office.

                                                          /s/ Steward A. Merkin
                                                          ---------------------
                                                          Stewart A. Merkin


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